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                                                                   EXHIBIT 4.7.3

                             STOCKHOLDERS AGREEMENT

                  STOCKHOLDERS AGREEMENT dated as of August 31, 1999, by and among QUORUM HEALTH GROUP, INC., a Delaware corporation (the "Company"), WELSH, CARSON, ANDERSON & STOWE VIII, L.P. ("WCAS VIII") and the several other persons named in Schedule I hereto (collectively with WCAS VIII, the "Stockholders").

                  WHEREAS, the Company and the Stockholders have entered into a Securities Purchase Agreement dated as of August 18, 1999 (the "WCAS Purchase Agreement"), pursuant to which and on the terms and subject to the conditions set forth therein, such Stockholders shall purchase $150,000,000 aggregate principal amount of the Company's 6% Convertible Subordinated Debentures due August 31, 2009 ("Debentures"), which are convertible under certain circumstances into shares (the "Conversion Shares") of Common Stock, $.01 par value ("Common Stock"), of the Company; and

                  WHEREAS, the Company and each of the Stockholders desire to make certain arrangements among themselves with respect to the matters set forth herein;

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

                  Section 1. Voting Agreement. During the term of this Agreement, at each annual or special stockholders' meeting, and whenever the stockholders of the Company act by written consent with respect to the election of directors, each Stockholder, severally and not jointly, agrees to vote or otherwise give such Stockholder's consent in respect of all shares of capital stock of the Company (whether now or hereafter acquired) owned by such Stockholder as follows:

                  (a) for the election to the Company's Board of Directors of the candidates nominated by the Company's Board of Directors at such meeting, if any, each to serve in accordance with the provisions of the Company's Bylaws and applicable corporate law until his or her successor shall have been elected and shall have qualified, and

                  (b) as directed by the Company's Board of Directors with respect to any proposed transaction that would constitute a Change of Control (as hereinafter defined) of the Company.

                  For purposes of this Section 1, "Change of Control" means (i) the sale, lease or transfer, whether direct or indirect (other than by way of merger or consolidation), of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in one transaction or a series of related transactions, to any "person" or "group," (ii) the liquidation or dissolution of the Company or the adoption of a plan of liquidation or dissolution of the Company, (iii) the acquisition of "beneficial ownership" by any "person" or "group" of securities

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of the Company which when aggregated with all other securities of the Company then owned by such person or group would permit such person or group to elect a majority of the directors of the Company or any successor entity (such securities entitled to so vote being referred to as "Voting Stock") by way of sale, transfer or issuance of, or a series of sales, transfers and/or issuances of, Voting Stock or otherwise, or (iv) any merger or consolidation to which the Company is a party, except for a merger or consolidation in which the holders of the Company's outstanding Voting Stock entitled to elect a majority of the members of the Company's Board of Directors immediately prior to the merger or consolidation shall continue to own directly or beneficially the outstanding Voting Stock of the surviving corporation entitled to elect a majority of the Board of Directors of the surviving corporation after giving effect to the merger or consolidation.

                  For purposes of this Agreement, (i) the terms "person" and "group" shall have the meanings set forth in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not applicable, and (ii) the term "beneficial owner" shall have the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable.

                  Section 2. Transfer Restrictions. Each of the Stockholders hereby covenants and agrees, severally and not jointly, that, (i) during the term of this Agreement, with respect to the Debentures, and (ii) during a period of two years from the date hereof, with respect to the Conversion Shares, it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (any such act being referred to herein as a "transfer") any of the Debentures or Conversion Shares, other than (x) a transfer to any other Stockholder, (y) a transfer by a Stockholder to his or her spouse or lineal descendants, or any trust or other entity owned by or for the benefit of any such person, or (z) a transfer pursuant to a transaction that would constitute a Change of Control that is approved by the Board of Directors of the Company as provided in Section 1(b) above. Thereafter, each Stockholder hereby covenants and agrees, severally and not jointly, that it will not, directly or indirectly, transfer any of the Debentures or Conversion Shares, other than (i) in the case of WCAS VIII, to its partners, (ii) in compliance with Rule 144 of the Exchange Act, (iii) pursuant to the Registration Rights Agreement entered into in connection with the WCAS Purchase Agreement, or (iv) as permitted by clauses (x), (y) or (z) of the immediately preceding sentence. Any such transferee pursuant to clause (y) of the first sentence of this Section 2 and clause (i) of the second sentence of this Section 2 shall agree in writing with the parties hereto to be bound by, and to comply with, all applicable provisions of this Agreement and to be deemed to be a Stockholder for purposes of this Agreement.

                  Section 3. Limitation on Beneficial Ownership. Each of the Stockholders hereby covenants and agrees, severally and not jointly, that without the prior approval of the Company's Board of Directors (it being understood that no director who is an affiliate of any of the Stockholders shall participate in granting such approval) for the term of this Agreement, it shall not purchase or otherwise acquire shares of Common Stock or other securities convertible into, or exercisable or exchangeable for, Common Stock, which shares, when aggregated with all shares of Common Stock beneficially owned by the Stockholders immediately prior to such transaction, would constitute greater than 30% of the outstanding shares of Common Stock on a fully-diluted basis.

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                  Section 4. Certain Other Limitations. Each of the Stockholders
hereby covenants and agrees, severally and not jointly, that during the term of this Agreement it will not, without the prior approval of the Board of Directors of the Company (it being understood that no director that is an affiliate of any of the Stockholders shall participate in granting such approval), either alone or as part of a group:

                  (a) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company or any of its affiliates;

                  (b) initiate or propose any stockholder proposals for submission to a vote of stockholders, whether by action at a stockholder meeting or by written consent, with respect to the Company or any of its affiliates, or propose any person for election to the Board of Directors of the Company or any of its affiliates, or propose the removal of any member of the Board of Directors of the Company or any of its affiliates;

                  (c) make any offer or proposal to the Board of Directors of the Company or publicly announce any offer or proposal (or publicly announce its interest in making any such offer or proposal) to enter into any transaction of merger, consolidation, sale of substantial assets or any other business combination involving the Company or any of its affiliates, whether or not any parties other than the Stockholders and their affiliates are involved (it being understood that this clause (c) shall not apply if a third party not acting in concert with any of the Stockholders or their affiliates publicly announces any offer or proposal (or publicly announces its interest in making any such offer or proposal) to enter into any such transaction, sale or combination); or

                  (d) form, join or in any way participate in a group to take any actions otherwise prohibited by the terms of this Agreement.

                  Section 5. Legend. Each WCAS Debenture and each certificate representing Conversion Shares shall conspicuously bear the following legend until such time as the shares represented thereby are no longer subject to the provisions hereof:

                  THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE STOCKHOLDERS AGREEMENT DATED AS OF AUGUST 31, 1999 BETWEEN QUORUM HEALTH GROUP, INC. AND THE STOCKHOLDER NAMED ON THE FACE HEREOF, A COPY

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                  OF WHICH IS ON FILE WITH THE SECRETARY OF THE
                  CORPORATION.

                  The Company covenants that it shall keep a copy of this Agreement on file at the address listed in Section 10 for the purpose of furnishing copies to the parties hereto.

                  Section 6. Duration of Agreement. This Agreement shall terminate upon the earliest to occur of (a) the sale, lease or transfer, whether direct or indirect, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in one transaction or a series of related transactions, to any person or persons, or (b) with respect to any Stockholder, the date on which such Stockholder no longer beneficially owns any Debentures or Conversion Shares, or (c) the fifth anniversary of the date hereof.

                  Section 7. Headings. Headings of articles, sections and paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the interpretation or be deemed to constitute a part hereof.

                  Section 8. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement; provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the provision held to be invalid or unenforceable) that will be valid and enforceable and that will carry out the parties' intentions hereunder.

                  Section 9. Benefits of Agreement. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns.

                  Section 10. Notices. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or by courier or duly sent by first class certified mail, postage prepaid, by nationally recognized courier, or by facsimile addressed to such party at the address or facsimile number set forth below:

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                  (1) if to the Company, to it at:

                           Quorum Health Group, Inc.
                           103 Continental Place
                           Brentwood, Tennessee 37027
                           Attention: Ashby Q. Burks, Esq.
                           Fax:  (615) 371-4788

         with a copy to:

                           Fried, Frank, Harris, Shriver & Jacobson
                           One New York Plaza
                           New York, New York 10004
                           Attention: Jeffrey Bagner, Esq.
                           Fax:  (212) 859-4000

                  (2) if to a Stockholder, to such Stockholder at:

                           Welsh, Carson, Anderson & Stowe
                           320 Park Avenue, Suite 2500
                           New York, New York 10022
                           Fax: (212) 893-9575

         with a copy to:

                           Reboul, MacMurray, Hewitt, Maynard & Kristol
                           45 Rockefeller Plaza
                           New York, New York  10111
                           Attention:  Robert A. Schwed, Esq.
                           Fax:  (212) 841-5725

or, in any case, at such other address or facsimile number as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing (c) in the case of delivery by overnight courier, on the business day following the date of delivery to such courier and (d) in the case of facsimile, when received.

                  Section 10. Modification. Neither this Agreement nor any provision hereof may be modified, changed, discharged or terminated except by an instrument in writing signed by the parties hereto.

                  Section 11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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                  SECTION 12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY
AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

                  Section 13. Injunctive Relief. Each of the parties hereto acknowledges that in the event of a breach by any of them of the provisions of this Agreement, the aggrieved party may be without an adequate remedy at law. Each of the parties therefore agrees that in the event of such a breach hereof, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach hereof. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

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                  IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as a sealed instrument, all as of the day and year first above written.


                                          QUORUM HEALTH GROUP, INC.



                                          By: _________________________________
                                          Name:
                                          Title:


                                          WELSH, CARSON, ANDERSON &
                                             STOWE VIII, L.P.

                                          By WCAS VIII Associates LLC,
                                                   General Partner


                                          By: _________________________________
                                                      Managing Member


                                          WCA MANAGEMENT CORPORATION


                                          By: _________________________________
                                          Name:
                                          Title:


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                                                                      SCHEDULE I

                                  STOCKHOLDERS


Welsh, Carson, Anderson & Stowe VIII, L.P.
WCA Management Corporation